Denison Mines Corp. Atrium on Bay, 595 Bay Street, Suite 402 Toronto, ON M5G 2C2 Ph. 416-979-1991 • Fx. 416-979-5893 • www.denisonmines.com

PRESS RELEASE	Trading symbols: DML-T, DNN-A
For release only in the United States
DENISON MINES CORP. REDUCES FLOW-THROUGH FINANCING
Toronto, ON — December 12, 2008... Denison Mines Corp. (“Denison” or the “Company”) (DML: TSX, DNN: NYSE Alternext US) announced today that will reduce its recently announced “bought-deal” private placement financing of flow-through shares to consist of 7,275,000 flow-through common shares at a price of $1.10 per flow-through share for gross proceeds of $8,002,500. This is a reduction from 10,900,000 flow-through common shares at a price of $1.10 per flow-through share and gross proceeds of $11,990,000.
Although the offer was fully subscribed, recent tax advice concerning the level of expenditures that would qualify for the flow-through financing necessitated the reduction.
The private placement is being underwritten on a bought-deal basis. The underwriters will receive a cash commission equal to 4.25% of the aggregate gross proceeds from the financing. The closing date is expected to be on or about December 23, 2008.
Completion of the private placement is subject to receipt of all required regulatory and other approvals, including acceptance by the TSX.
The gross proceeds from the sale of flow-through common shares will be used to further advance Denison’s exploration properties.
This press release shall not constitute an offer to sell or solicitation of an offer to buy the securities in any jurisdiction. The flow-through common shares, the common shares and the warrants underlying the units will not be and have not been registered under the United States Securities Act of 1933 and may not be offered or sold in the United States absent registration or applicable exemption from the registration requirements.
About Denison
Denison Mines Corp. is a premier intermediate uranium producer in North America, with mining assets in the Athabasca Basin region of Saskatchewan, Canada and the southwest United States including Colorado, Utah, and Arizona. Further, the Company has ownership interests in two of the four conventional uranium mills operating in North America today. The Company also has a strong exploration and development portfolio with large land positions in the United States, Canada, Zambia and Mongolia.
For further information contact:

E. Peter Farmer	(416) 979-1991 Extension 231
Chief Executive Officer

Ron Hochstein President and Chief Operating Officer	(416) 979-1991 Extension 232

James R. Anderson	(416) 979-1991 Extension 372
Executive Vice President and Chief Financial Officer
Cautionary Statements
This press release contains statements which are not current statements or historical facts. They are “forward-looking information” as defined under Canadian securities laws and “forward-looking statements”, within the meaning of the United States Private Securities Litigation Reform Act of 1995, concerning the business, operations and financial performance and condition of Denison which may be material and that involve risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied by them.

The material risk factors that could cause actual results to differ materially from the forward-looking information and statements contained in this press release and the material risk factors or assumptions that were used to develop them include, but are not limited to, statements with respect to estimated production sales volumes, and the expected effects of possible corporate transactions and the development potential of Denison’s properties; the future price of uranium, vanadium, nickel and cobalt; the estimation of mineral reserves and resources; the realization of mineral reserve estimates; the timing and amount of estimated future production; costs of production; capital expenditures; success of exploration activities; permitting timelines and permitting, mining or processing issues; currency exchange rate fluctuations; government regulation of mining operations; environmental risks; unanticipated reclamation expenses; title disputes or claims; and limitations on insurance coverage. Generally, these forward-looking-information and statements can be identified by the use of forward-looking terminology such as “plans,” “expects” or “does not expect,” “is expected,” “budget,” “scheduled,” “estimates,” forecasts,” “intends,” “anticipates” or “does not anticipate,” or “believes,” or variations of such words and phrases or state that certain actions, events or results “may,” “could,” “would,” “might” or “will be taken,” “occur” or “be achieved.”
Forward-looking information and statements are based on the opinions and estimates of management as of the date such statements are made. They are subject to known and unknown risks, uncertainties and other factors that may cause the actual results, level of activity, performance or achievements of Denison to be materially different from those expressed or implied by such forward-looking-information and statements, including but not limited to risks related to: unexpected events during construction, expansion and start-up; variations in ore grade; amount of material mined or milled; delay or failure to receive board or government approvals; timing and availability of external financing on acceptable terms; risks related to international operations; actual results of current exploration activities; actual results of current reclamation activities; conclusions of economic evaluations; changes in project parameters as plans continue to be refined; future prices of uranium, vanadium, nickel and cobalt; possible variations in ore reserves, grade or recovery rates; unexpected or challenging geological, hydrogeological or mining conditions which deviate significantly from our assumptions regarding those conditions; political risks arising from operating in certain countries, including the risks of nationalization, terrorism and sabotage; the risk of adverse changes in government legislation, regulations and policies; the risk of natural phenomena including inclement weather conditions, fire, flood, underground floods, earthquakes, pitwall failure and cave-ins; failure of plant, equipment or processes to operate as anticipated; accidents, labour disputes and other risks of the mining industry; delays in the completion of development or construction activities, as well as those factors discussed in or referred to under the heading “Risk Factors” in Denison’s Annual Information Form dated March 28, 2008 available at www.sedar.com and its Form 40-F available at www.sec.gov. Although management of Denison has attempted to identify material factors that could cause actual results to differ materially from those contained in forward-looking-information and statements, which only apply as of the date hereof and should not be relied upon as representing Denison’s views as of any subsequent date, there may be other factors that cause results not to be as anticipated, estimated or intended.
There can be no assurance that such statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking-information and statements. Denison does not undertake to update any forward-looking-information and statements that are included or incorporated by reference herein, except in accordance with applicable securities laws. Mineral resources, which are not mineral reserves, do not have demonstrated economic viability. Readers should refer to the Annual Information Form and the Form 40-F of the Company for the year ended December 31, 2007 and other continuous disclosure documents filed since December 31, 2007 available at www.sedar.com for further information relating to their mineral resources and mineral reserves.